Exhibit 23

INDEPENDENT PUBLIC ACCOUNTANT’S CONSENT

We consent to the use in this Form 8-K/A1 of Washington Real Estate Investment Trust (“WRIT”) of our reports dated September 8, 2006, relating to the audited historical summaries of gross income and direct operating expenses of the Matan Portfolio and 15005 Shady Grove Road for the year ended December 31, 2005. We also consent to the incorporation by reference of our reports in WRIT’s Form S-8, File No. 33-63671, Form S-8, File No. 333-48081, Form S-8, File No. 333-48882, Form S-3, File No. 333-54704, Form S-4, File No. 333-48293, Form S-8, File No. 333-68016, Form S-3, File No. 333-114410, and Form S-3, File No. 333-136921.

ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia
November 3, 2006